Consent of Independent Registered Public Accounting Firm
The Board of Directors
Extreme Networks, Inc.:
We consent to the use of our report dated September 15, 2014, with respect to the consolidated balance sheets of Extreme Networks and subsidiaries as of June 30, 2014 and 2013, and the related consolidated statements of operations, comprehensive (loss)/income, stockholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2014, and the effectiveness of internal control over financial reporting incorporated herein by reference.

/s/ KPMG LLP
Santa Clara, California
January 12, 2015